IHEARTMEDIA ANNOUNCES BRAD GERSTNER IS CONCLUDING HIS SERVICE ON ITS BOARD OF DIRECTORS

Company Also Announces Nomination of Robert Millard to Stand for Election for Vacant Board Seat

New York, NY – April 1, 2025 – iHeartMedia, Inc. (NASDAQ: IHRT), the leading audio company in America, today announced that Board member Brad Gerstner has chosen not to stand for re-election and will conclude his service on its Board of Directors in order to focus on his other commitments. Mr. Gerstner, the founder and CEO of Altimeter Capital, has been a member of the iHeartMedia Board of Directors since 2019.

“When we began this journey together back in 2019, Brad was only able to promise us one term as a director due to his enormous commitments to Altimeter and its portfolio companies, and we’re grateful he gave us five terms. We appreciate all the contributions he made during that time, especially his experience and view of technology and the future -- which helped us determine how to make the technology transitions we needed to maximize our revenue opportunities in an increasingly data-focused and technology-led marketplace. He’s had a significant impact on iHeart’s success and our vision for the company’s direction,” said Bob Pittman, iHeartMedia CEO and Chairman of its Board of Directors.

“The longer I served on the iHeart Board the more excited I got about the power of audio and the unique opportunity iHeart has because of its enormous and unparalleled consumer reach and connection. From seemingly ubiquitous talk to podcasts to radio, iHeart sits on an unparalleled goldmine of constantly refreshing audio data that will only become more valuable in the Age of AI,” said Mr. Gerstner. “The biggest issue in my life is time; my strong obligations to Altimeter and its portfolio companies, and my deep commitment to my philanthropic activities, mean that I have to conclude my service on the iHeart Board, but I’m glad I was able to be a part of it for so many years. I appreciate all I’ve been able to learn, and I’ve loved the constant exchange of ideas. I’ve also valued being a part of iHeart’s growth and having a front row seat as they created whole new businesses, like podcasting, where they are now number one.”

The company also announced the Company’s Board of Directors has nominated Robert Millard to stand for election at the Company’s 2025 Annual Meeting of Stockholders to be held on May 13th. Mr. Millard is a Director of Evercore, an international investment bank, and co-founder and former Chairman of the Board of L3 Technologies, a major defense technology company. He currently serves as Lead Director of L3Harris Technologies. He formerly served as Chairman of the MIT Corporation and Chairman of the MIT Investment Management Company endowment board. Prior to becoming Chairman of MIT, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008. If elected by stockholders, he is expected to begin his service effective May 13th.

“We appreciate the opportunity to have Bob Millard bring his broad range of experience across business, finance and strategic planning to the iHeart Board,” said Pittman. “We believe his critical thinking and insights, combined with his long experience as an investor, will add important and unique benefits for our company and our shareholders, and will contribute significantly to positioning iHeart for continued growth.”

About iHeartMedia, Inc.

iHeartMedia (Nasdaq: IHRT) is the number one audio company in the United States, reaching nine out of 10 Americans every month. It consists of three business groups.

With its quarter of a billion monthly listeners, the iHeartMedia Multiplatform Group has a greater reach than any other media company in the U.S. Its leadership position in audio extends across multiple platforms, including more than 860 live broadcast stations in over 160 markets nationwide; its National Sales organization; and the Company’s live and virtual events business. It also includes Premiere Networks, the industry’s largest Networks business, with its Total Traffic and Weather Network (TTWN); and BIN: Black Information Network, the first and only 24/7 national and local all news audio service for the Black community. iHeartMedia also leads the audio industry in analytics, targeting and attribution for its marketing partners with its SmartAudio suite of data targeting and attribution products using data from its massive consumer base.

The iHeartMedia Digital Audio Group includes the Company’s fast-growing podcasting business -- iHeartMedia is the number one podcast publisher in downloads, unique listeners, revenue and earnings -- as well as its industry-leading iHeartRadio digital service, available across more than 500+ platforms and thousands of devices; the Company’s digital sites, newsletters, digital services and programs; its digital advertising technology companies; and its audio industry-leading social media footprint.

The Company’s Audio & Media Services reportable segment includes Katz Media Group, the nation’s largest media representation company, and RCS, the world's leading provider of broadcast and webcast software.

For further information, please contact:

Media

Wendy Goldberg
Chief Communications Officer
(212) 377-1105
wendygoldberg@iheartmedia.com

Investors

Mike McGuinness
EVP, Deputy CFO, and Head of Investor Relations
(212) 377-1336
mbm@iheartmedia.com